EXHIBIT F-1

July 28, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Xcel Energy Inc. NRG Energy, Inc. NRG Power Marketing, Inc. Form U-1 Application (File No. 70- )

Dear Sir or Madam:

     I deliver this opinion to you for filing as Exhibit F-1-1 to the Application-Declaration on Form U-1 (the “Application”) referenced above. Briefly stated, Xcel Energy Inc. (“Xcel Energy”), NRG Energy, Inc. (“NRG”) and NRG Power Marketing, Inc. (“NRG PMI” and, together with NRG, the “NRG Applicants”) are seeking authorization under the Public Utility Holding Company Act of 1935 (the “Act”) to perform those acts and consummate those transactions contemplated as part of the solicitation of consent and implementation of a proposed plan of reorganization (“Plan”) filed in the bankruptcy proceedings (the “Proceedings”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) of NRG and NRG PMI and certain of NRG’s other subsidiaries which are debtors in such bankruptcy proceedings (collectively, the “Proposed Transactions”), all as more fully described in the Application. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Application.

     I am a member of the bar of Minnesota. I am not a member of the bar of the State of Delaware in which NRG and NRG PMI are incorporated or any other state of the United States where the Applicants are qualified to do business, and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to the NRG Applicants who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained directly or indirectly by the NRG Applicants.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such

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copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

(a) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions, as described in the Application, permitting the Application to become effective under the Act and the rules and regulations thereunder, and the Proposed Transactions are consummated in accordance with the Application and the Commission’s orders.

(b) The Plan, providing for the Proposed Transactions in substantially the form described in the Application, will have been confirmed by final and nonappealable order of the Bankruptcy Court.

(c) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed.

(d) Each of the Proposed Transactions to which any of the NRG Applicants is a party will have been duly authorized by requisite corporate action on the part of such NRG Applicant and any other party thereto.

(e) Each document required for the implementation of a Proposed Transaction will have been duly authorized by all requisite corporate action on the part of each NRG Applicant that is a party thereto and of any other party thereto and will have been duly executed and delivered and/or filed on behalf of such NRG Applicant and other parties, including necessary filings by NRG with the Secretary of State of the State of Delaware and with any state requiring such filings in connection with a Proposed Transaction involving a distribution of securities.

(f) The Proposed Transactions are consummated in accordance with the provisions set forth in the Plan and the Disclosure Statement.

(g) All taxes and governmental charges in connection with the Proposed Transactions are fully paid.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, in the event that the Proposed Transactions are consummated in accordance with the Application:

     (a)  all state laws applicable to the NRG Applicants in respect of the consummation of the Proposed Transactions will have been complied with;

     (b)  the NRG Applicants are validly organized and duly existing corporations in their respective states of incorporation;

     (c)  the Xcel Note will be a valid and binding obligation of NRG;

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     (d)  the New NRG Common Stock and any other security issued by NRG, in the case of stock, will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges and, in the case of debt, will be a valid and binding obligation of the issuer or guarantor in accordance with its terms;

     (e)  the Settlement Agreement will be valid and binding obligations of NRG in accordance with its terms;

     (f)  the Tax Matters Agreement, the Transitional Services Agreement and the Employee Matters Agreement entered into between Xcel Energy and NRG will be valid and binding obligations of NRG in accordance with their terms; and

     (e)  the consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by the NRG Applicants or any of their respective subsidiaries and associate companies.

     I hereby consent to the filing of this opinion as an exhibit to the Application.

Very truly yours,

`	/s/ Scott Davido

Scott Davido
General Counsel

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